Fee Agreement

This Fee Agreement (the “Agreement”), dated as of April 30, 2008 (“Effective Date”), is made by and between Gateway International Holdings, Inc. (“Gateway”), 2672 Dow Avenue, Tustin, CA, its future heirs or assignees, and Stephen M. Kasprisin, an individual (“Kasprisin”), of 15 Briercliff, Dove Canyon, CA, 92679.

RECITALS
WHEREAS, Kasprisin was previously Gateway’s Chief Financial Officer;

WHEREAS, Gateway currently does not have a Chief Financial Officer;

WHEREAS, Kasprisin has represented to Gateway that Kasprisin has extensive knowledge and experience in the public companies and has extensive experience in corporate governance and financial management that would result in positive value to Gateway.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and other valuable consideration, the parties acknowledge the receipt and adequacy of which hereto, the parties hereby agree as follows:

1.         Kasprisin’s Services.  Kasprisin will provide the following services and/or other valued relationships in connection with a this Agreement:

(A)	Function as “Part-Time” Chief Financial Officer for the Company providing a minimum of 10 hours per month involved in:
a.	Review of monthly financial statements prepared by Company’s controller;
b.	Meetings with management to review internal controls and financial results;
c.	Meetings with financial experts engaged by the Company to assist controller in preparation of financial reports.
(B)	Participate as a member of the Board of Directors of Gateway.
(C)	Advise and assist Gateway with key industry information and intelligence so Gateway can to acquire synergistic companies that match its search criteria and strategy.
(D)	Assist Gateway in its valuation and evaluation of the business operations, properties, financial projections and prospects of potential transactions.
(E)	Assist in identifying and screening sources of additional financing for any investment transaction if needed.
(F)	Assist in negotiating and/or structuring the terms of an investment transaction or debt financing if needed.
(G)	Participate in the meetings and negotiations leading to the successful closing of an investment transaction

2.       Kasprisin’s Compensation from Gateway.

In consideration for the services set forth in Section 1, above, Gateway agrees to pay to Kasprisin the following compensation:

(A)	Part-Time Chief Financial Officer

a.	$1,500 (USD) per month for a period of three months, unless extended by mutual agreement of the parties, paid on or before the 1st of each month from the execution date of this agreement

(B)	Board of Directors

a.	50,000 shares of the Company’s Common Stock payable upon the earlier of a “Change in Control” as defined below or resignation or termination of position as a member of Gateway’s Board of Directors.

b.
An additional 25,000 shares on April 1, 2009 should Kasprisin continue as a member of the Board of Directors on April 1, 2009 and 25,000 shares annually upon each subsequent April 1st that Kasprisin is a member of the Board of Directors.  Shares received are payable upon the earlier of a “Change in Control” as defined below or resignation or termination of position as member of Gateway’s Board of Directors subsequent to the award of additional shares.

3.         Change in Control

As used in this Agreement, the phrase “Change in Control” shall mean:

(a)  Except as provided by subparagraph (b) hereof, the acquisition by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of beneficial ownership (within the meaning of Rule 13d-3) promulgated under the Exchange Act) of 50% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Company; or

(b)  Approval by the Board of a reorganization, merger or consolidation of the Company with any other person, entity or corporation, other than:

(i) a merger or consolidation which would result in the voting securities of the Company immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) more than 50% of the combined voting power of the securities entitled to vote generally in the election of directors of the Company or such other entity outstanding immediately after such merger or consolidation; or

(ii) a merger or consolidation effected to implement a recapitalization of the Company or similar transaction in which no person, entity or group acquires beneficial ownership of 50% or more of the combined voting power of the securities entitled to vote generally in the election of directors of the Company outstanding immediately after such merger or consolidation; or

(iii) Approval by the Board of a plan of complete liquidation of the Company or an agreement for the sale or other disposition by the Company of all or substantially all of the Company’s assets (other than a liquidation or sale pursuant to which all or substantially all of the Company’s assets continue to be owned by an affiliate of the Company).

4.      Termination of Agreement.        In regards to the Part Time Chief Financial Officer services, this Agreement shall be in effect for a minimum period of three (3) months from the Effective Date hereof.  This Agreement will automatically renew for 30 day periods unless notified 5 days in advance of the 1st of the next month.  In regards, to being a member of the Board of Directors, Kasprisin will serve as a member of the Board of Directors until the earlier of his resignation as a director or until such time as new directors are elected.

5.       Disclaimer. It is expressly understood between the parties hereto that Kasprisin is not an employee of Gateway (or any affiliate thereof).

6.     Indemnification. Gateway shall to the full extent permitted by law and the Company’s organizational documents, upon demand by Kasprisin, indemnify, defend, release and hold Kasprisin harmless from and against any and all claims, suits, damages, liabilities, judgments, costs and expenses, including but not limited to reasonable legal fees, settlements and judgments, regardless as to any insurance coverage the Company may or may not have.

7.       Kasprisin’s Expenses. Gateway shall reimburse Kasprisin for reasonable business expenses incurred during the term of this Agreement and any such expenses will be pre-approved by Gateway.

8.       Amendments and Waiver.  No amendment or modification hereto or waiver of the terms hereof shall be valid unless in writing executed by each of the parties hereto.  No waiver of any term, provision or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a further waiver of any such term, provision or condition or as a waiver of any other term, provision or condition.

9.       Entire Agreement.  This Agreement contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Agreement, and no prior agreements or understandings pertaining to any such matters shall be effective for any purpose.  No provisions of this Agreement may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest.  This Agreement shall not be effective with respect to, or binding on any party until fully executed by both parties hereto.

10.     Governing Law.  This Agreement shall be governed by the laws of the State of California, notwithstanding applicable conflicts of law principles or statutes.

11.   Attorneys’ Fees.   In the event any action or proceeding is brought by either party against the other to enforce the terms of this Agreement, the prevailing party(s) shall be entitled to recover its reasonable attorneys’ fees actually incurred in such action or proceeding, in addition to such other relief as may be awarded.

12.   Counterparts.   This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterpart, when so executed and delivered, shall be deemed an original and all of which counterparts, taken together, constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

“Gateway”	“Kasprisin”

Gateway International Holdings, Inc.	Stephen M. Kasprisin

By:	By:
Name:	Name:
Title:	Title:	An Individual